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                                  EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                              CROWELL & CO., INC.


                                                Year ended December 31,
                                                ------------------------
                                                   1996          1995
                                                   ----          ----

NET LOSS                                        $  (13,153)   $ (703,480)

PREFERRED STOCK DIVIDENDS                           80,952        80,952
                                                ----------    ----------

      NET LOSS APPLICABLE TO COMMON
        SHAREHOLDERS                            $  (94,105)   $ (784,432)
                                                ==========    ==========
EARNINGS PER COMMON SHARE:
  Weighted average number of
    common shares outstanding                    2,520,835     2,520,835
  Primary earnings per share
    loss from continuing operations             $     (.13)   $     (.34)
    Income from discontinued operations                .09           .03
                                                ----------    ----------
      NET LOSS PER COMMON SHARE                 $     (.04)   $    ( .31)
                                                ==========    ==========